Exhibit 99.1

For more information contact
Brendan Burke
Vice President and Treasurer
(817) 224-7742
Brendan.Burke@dyn-intl.com

DYNCORP INTERNATIONAL INC.'S PARENT REPORTS RESULTS FOR FIRST QUARTER 2015

•	Revenue $467.0 million

•	Adjusted EBITDA of $17.2 million

•	Net loss attributable to Delta Tucker Holdings, Inc. of $14.8 million

•	Total backlog of $3.1 billion

•	DSO of 82 days

MCLEAN, Va. - (May 8, 2015) - Delta Tucker Holdings, Inc. (“Holdings”), the parent of DynCorp International Inc. (“DI”), and together with Holdings, (the “Company”), a global services provider, today reported first quarter 2015 financial results.

First quarter revenue was $467.0 million, compared to $612.8 million in the first quarter 2014, with the decrease primarily driven by the continued drawdown of U.S. forces in Afghanistan, reduced service needs in Iraq and delays in new business awards. Net loss attributable to Holdings for the first quarter 2015 was $14.8 million, compared with a net loss attributable to Holdings of $0.8 million in the first quarter 2014, primarily due to the revenue decline discussed above, lower earnings from equity method investees and the impact of a tax provision, partially offset by lower selling general and administrative expenses and lower interest expense. The Company reported Adjusted EBITDA of $17.2 million for the first quarter, compared with $34.6 million for the same period in 2014.

“DynLogistics revenue declined by half from the comparable quarter and margins improved. DynAviation revenue increased compared to last year, but program performance did not meet our expectations." said Jim Geisler, interim chief executive officer.

Bill Kansky, chief financial officer added, “DynLogistics posted 5.6% adjusted EBITDA margins in the quarter. Based on the segment’s current performance, we expect DynLogistics to finish the year with margins at or above the 5% level.”

First Quarter Highlights

•
In January 2015, DynLogistics announced the award of a contract from the United States Army Contracting Command to provide advisory, training and mentoring services to the Afghanistan Ministry of Interior. The contract has a nine-month base period with two, three-month options and a total potential contract value of $67.8 million.

•
In January 2015, DynLogistics announced the award of a contract from the United States Army Contracting Command to provide advisory, training and mentoring services to the Afghanistan Ministry of Defense. The contract has a nine-month base period with two, three-month options and a total potential contract value of $84.0 million.

•
In January 2015, DynAviation announced the award of a task order on a contract from the Naval Air Systems Command to provide aircraft maintenance and logistics support for aircraft assigned to the Naval Strike and Air Warfare Center. The task order has a one-year period of performance and is valued up to $44.5 million. The contract vehicle has a five-year period of performance, cumulatively, with a total potential value of $93.3 million.

•
In January 2015, DynLogistics was awarded a contract from the U.S. Department of State to provide life support services on the Afghanistan Life Support Services ("ALiSS") contract. DI is one of two awardees on the IDIQ contract which has one base year with four, one-year options with a total potential contract value of $540 million.

•
In February 2015, DynAviation was awarded a contract from the United States Army to provide integrated maintenance support services for the Saudi Arabian National Guard ("SANG") Aviation Brigade. The contract has a three-year base period, with two one-year options and a total potential contract value of $127.2 million.

•
In March 2015, DynAviation announced the award of a contract modification to provide aviation maintenance services throughout the TASM-O region under the Army AFM contract. The contract modification has a one-year period of performance for a total value of $56.0 million.

•
In April 2015, DynAviation announced the March award of a contract from the California Department of Forestry and Fire Protection ("CAL FIRE") to help suppress and control wildfires. The contract has a two-year base period with three, one-year options and a total potential contract value of $126.2 million.

Reportable Segment Results

DynAviation
Revenue for DynAviation was $309.9 million, compared with $295.7 million for the same period in 2014. The change was primarily the result of higher revenue from the Contractor Logistics Support (“CLS”) and Future Flexible Acquisition and Sustainment Tool (“F2AST”) contracts and organic growth in our Middle East contracts. The increase in revenue was partially offset by the reduction in volume on certain task orders under the Contract Field Teams ("CFT") program and the completion of the Counter Narcoterrorism Technology Program Office ("CNTPO") program.

Adjusted EBITDA was $9.3 million, compared to $12.2 million for the first quarter of 2014. Lower profitability was driven by completion of contracts that historically commanded higher margins and a charge on a new contract that is in a forward loss position. The decrease was partially offset by continued organic growth and enhanced productivity on our existing Middle East contracts.

DynLogistics
Revenue for DynLogistics was $156.4 million, compared with $317.2 million for the first quarter 2014, based on reductions in manning, materials and other direct costs under the Afghan Area of Responsibility ("AOR") task order under the LOGCAP IV program. Additionally, revenue was impacted by de-scoping on the Afghanistan Ministry of Defense Program ("AMDP / ANP") and the Combined Security Transition Command Afghanistan ("CSTC-A" / “ANA”) contracts as well as lower volume on the Civilian Police ("CivPol") task orders and the completion of certain contracts. This decline was partially offset by task orders under the Criminal Justice Program Support ("CJPS") in Haiti and commercial and governmental clients in the national strategic programs portfolio.

Adjusted EBITDA was $8.7 million compared with $14.1 million for the first quarter 2014, with the change primarily a result of lower revenue as described above.

Liquidity
Cash used in operating activities during the first quarter of 2015 was $33.6 compared with $29.1 million for the same period in 2014.

The cash balance at quarter-end was $59.8 million with no borrowings outstanding under the Company’s revolving credit facility.

DSO at the end of the first quarter 2015 was 82 days, a 2 day increase from year-end primarily attributable to the timing of collections on certain contracts.

Conference Call
The Company will host a conference call at 10:00 a.m. Eastern Time on May 8, 2015, to discuss results for the first quarter 2015. The call may be accessed by webcast or through a dial-in conference line.

To access the webcast and view the accompanying presentation, please go to http://www.dyn-intl.com, click on “Investor Relations” and “Events & Presentations.” Please go to the site approximately fifteen minutes prior to the start of the call to register, download and install any necessary audio software.

To participate by phone, dial (866) 871-0758 and enter the conference ID number: 25948335. International callers should dial (706) 634-5249 and enter the same conference ID number above. A telephonic replay will be available from 12:00 p.m. Eastern Time on May 8, 2015, through 11:59 p.m. Eastern Time on June 8, 2015. To access the replay, please dial (855) 859-2056 or (404) 537-3406 and enter the conference ID number.

About DynCorp International
DynCorp International, a wholly owned subsidiary of Delta Tucker Holdings, Inc., is a leading global services provider offering unique, tailored solutions for an ever-changing world. Built on more than six decades of experience as a trusted partner to commercial, government and military customers, DI provides sophisticated aviation, logistics, training, intelligence and operational solutions wherever we are needed. DynCorp International is headquartered in McLean, Va. For more information, visit www.dyn-intl.com.

Reconciliation to GAAP
In addition to the Company's financial results reported in accordance with accounting principles generally accepted in the United States of America (“GAAP”) included in this press release, the Company has provided certain financial measures that are not calculated according to GAAP, including EBITDA and Adjusted EBITDA. We define EBITDA as GAAP net loss attributable to the Company adjusted for interest, taxes, depreciation and amortization. Adjusted EBITDA is calculated by adjusting EBITDA for certain noncash items from operations and certain other items as defined in our Senior Unsecured Notes and/or our Senior Credit Facility. We believe these non-GAAP financial measures are useful in evaluating operating performance and are regularly used by security analysts, institutional investors and other interested parties in reviewing the Company. We believe that Adjusted EBITDA is useful in assessing our ability to generate cash to cover our debt obligations including interest and principal payments. Non-GAAP financial measures, such as EBITDA and Adjusted EBITDA are not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of the performance of other companies.

For a reconciliation of non-GAAP financial measures to the comparable GAAP financial measures please see the financial schedules accompanying this release.

Forward-looking Statements
This announcement may contain forward-looking statements regarding future events and our future results that are subject to the safe harbors created by the Private Securities Litigation Reform Act of 1995 under the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”). Without limiting the foregoing, the words “believes,” “thinks,” “anticipates,” “plans,” “expects” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties. Statements regarding the amount of our backlog, estimated total contract values, and 2015 outlook are other examples of forward-looking statements. We caution that these statements are further qualified by important economic, competitive, governmental, international and technological factors that could cause our business, strategy, projections or actual results or events to differ materially, or otherwise, from those in the forward-looking statements. These factors, risks and uncertainties include, among others, the following: the future impact of mergers, acquisitions, joint ventures or teaming agreements; our substantial level of indebtedness, our ability to refinance or amend the terms of that indebtedness, and changes in availability of capital and cost of capital; the outcome of any material litigation, government investigation, government audit or other regulatory matters; restatement of our financial statements causing credit ratings to be downgraded or covenant violations under our debt agreements; policy and/or spending changes implemented by the Obama Administration, any subsequent administration or Congress; termination or modification of key U.S. government or commercial contracts, including subcontracts; changes in the demand for services that we provide or work awarded under our contracts, including without limitation, INL, CFT and LOGCAP IV contracts; changes in the demand for services provided by our joint venture partners; changes due to the pursuit of new commercial business in the U.S. and abroad; activities of competitors and the outcome of bid protests; changes in significant operating expenses; impact of lower than expected win rates for new business; general political, economic, regulatory and business conditions in the U.S. or in other countries in which we operate; acts of war or terrorist activities, including cyber security threats; variations in performance of financial markets; the inherent difficulties of estimating future contract revenue and changes in anticipated revenue from indefinite delivery, indefinite quantity (“IDIQ”) contracts and indefinite quantity contracts (“IQC”); the timing or magnitude of any award, performance or incentives fees granted under our government contracts; changes in expected percentages of future revenue represented by fixed-price and time-and-materials contracts, including increased competition with respect to task orders subject to such contracts; decline in the estimated fair value of a reporting unit resulting in a goodwill impairment and a related non-cash impairment charged against earnings; changes in underlying assumptions, circumstance or estimates may have a material adverse effect upon the profitability of one or more contracts and our performance; changes in our tax provisions or exposure to additional income tax liabilities could affect our profitability and cash flows; uncertainty created by management turnover; termination or modification of key subcontractor performance or delivery; the ability to receive timely payments from prime contractors where we act as a subcontractor; and statements covering our business strategy, those described in “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 31, 2015, and other risks detailed from time to time in our reports filed with the SEC and other risks detailed from time to time in our reports posted to our website or made available publicly through other means. Accordingly, such forward-looking statements do not purport to be predictions of future events or circumstances and therefore, there can be no assurance that any forward-looking statements contained herein will prove to be accurate. We assume no obligation to update the forward-looking statements. Given these risk and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. The Company's actual results could differ materially from those contained in the forward-looking statements.

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(Financial tables follow)

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands)

	Three Months Ended March 27, 2015	Three Months Ended March 28, 2014
Revenue	$467,022	$612,759
Cost of services	(424,158)	(560,490)
Selling, general and administrative expenses	(31,223)	(33,475)
Depreciation and amortization expense	(7,259)	(11,503)
Earnings from equity method investees	68	9,747
Operating income	4,450	17,038
Interest expense	(16,055)	(18,017)
Loss on early extinguishment of debt	—	(172)
Interest income	17	52
Other income, net	994	889
Loss before income taxes	(10,594)	(210)
(Provision) benefit for income taxes	(3,809)	89
Net loss	(14,403)	(121)
Noncontrolling interests	(431)	(645)
Net loss attributable to DTH, Inc.	$(14,834)	$(766)

Provision (benefit) for income taxes	3,809	(89)
Interest expense, net of interest income	16,038	17,965
Depreciation and amortization (1)	7,798	11,741
EBITDA (2)	$12,811	$28,851

Non-recurring or unusual gains or losses or income or expenses (3)	2,209	4,174
Employee non-cash compensation, severance, and retention expense (4)	1,677	1,735
Management fees (5)	760	235
Acquisition accounting items (6)	93	—
Other (7)	(317)	(431)
Adjusted EBITDA	$17,233	$34,564

(1)	Amount includes certain depreciation and amortization amounts which are classified as Cost of services in our Unaudited Condensed Consolidated Statements of Operations.

(2)
We define EBITDA as GAAP net loss attributable to DTH, Inc. adjusted for interest, taxes, depreciation and amortization. We believe these non-GAAP financial measures are useful in evaluating operating performance and are regularly used by security analysts, institutional investors and other interested parties in reviewing the Company. Non-GAAP financial measures are not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of the performance of other companies.

(3)	Includes certain unusual income and expense items, as defined in the Indenture and Senior Credit Facility.

(4)	Includes post-employment benefit expense related to severance in accordance with ASC 712 - Compensation, relocation expenses and share based compensation expense.

(5)	Includes Cerberus Operations and Advisory Company management fees.

(6)	Includes costs incurred pursuant to ASC 805 - Business Combination.

(7)	Includes changes due to fluctuations in foreign exchange rates, earnings from affiliates not received in cash and other immaterial items.

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)
UNAUDITED Adjusted EBITDA by Segment
(Amounts in thousands)

	DTH, Inc. CY15 QTD Q1				DTH, Inc. CY14 QTD Q1
	Headquarters/ Others	DynAviation	DynLogistics	Consolidated	Headquarters/ Others	DynAviation	DynLogistics	Consolidated
Operating (loss) income	$(7,857)	$4,598	$7,709	$4,450	$(6,279)	$11,288	$12,029	$17,038
Depreciation and amortization expense (1)	6,820	820	158	7,798	11,364	365	12	11,741
Loss on early extinguishment of debt	—	—	—	—	(172)	—	—	(172)
Noncontrolling interests	(431)	—	—	(431)	(645)	—	—	(645)
Other income (loss), net	634	309	51	994	795	111	(17)	889
EBITDA(2)	$(834)	$5,727	$7,918	$12,811	$5,063	$11,764	$12,024	$28,851

Non-recurring or unusual gains or losses or income or expenses (3)	20	1,965	224	2,209	2,511	—	1,663	4,174
Employee non-cash compensation, severance, and retention expense (4)	165	1,195	317	1,677	1,188	293	254	1,735
Management fees (5)	70	452	238	760	49	100	86	235
Acquisition accounting items (6)	—	61	32	93	—	—	—	—
Other (7)	(235)	(82)	—	(317)	(509)	30	48	(431)
Adjusted EBITDA	$(814)	$9,318	$8,729	$17,233	$8,302	$12,187	$14,075	$34,564

(1)	Amount includes certain depreciation and amortization amounts which are classified as Cost of services in our Unaudited Condensed Consolidated Statements of Operations.

(2)
We define EBITDA as GAAP net loss attributable to DTH, Inc. adjusted for interest, taxes, depreciation and amortization. We believe these non-GAAP financial measures are useful in evaluating operating performance and are regularly used by security analysts, institutional investors and other interested parties in reviewing the Company. Non-GAAP financial measures are not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of the performance of other companies.

(3)	Includes certain unusual income and expense items, as defined in the Indenture and Senior Credit Facility.

(4)	Includes post-employment benefit expense related to severance in accordance with ASC 712 - Compensation, relocation expenses and share based compensation expense.

(5)	Includes Cerberus Operations and Advisory Company management fees.

(6)	Includes costs incurred pursuant to ASC 805 - Business Combination.

(7)	Includes changes due to fluctuations in foreign exchange rates, earnings from affiliates not received in cash and other immaterial items.

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	March 27, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$59,847	$94,004
Restricted cash	707	707
Accounts receivable, net of allowances of $16,825 and $4,736, respectively	468,489	448,496
Other current assets	70,499	74,200
Total current assets	599,542	617,407
Non-current assets	349,271	365,080
Total assets	$948,813	$982,487
LIABILITIES AND EQUITY
Total current liabilities	385,002	406,180
Long-term debt	642,272	642,272
Other long-term liabilities	13,501	11,312
Total deficit attributable to Delta Tucker Holdings, Inc.	(97,579)	(82,766)
Noncontrolling interests	5,617	5,489
Total deficit	(91,962)	(77,277)
Total liabilities and deficit	$948,813	$982,487

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)
UNAUDITED OTHER CONTRACT DATA
(Amounts in millions)

	March 27, 2015	December 31, 2014
Backlog(1):
Funded backlog	$1,134	$1,171
Unfunded backlog	1,947	2,160
Total Backlog	$3,081	$3,331

(1)
Backlog consists of funded and unfunded amounts under contracts. Funded backlog is equal to the amounts appropriated by a customer for payment of goods and services less actual revenue recognized as of the measurement date under that appropriation. Unfunded backlog is the dollar value of unexercised, priced contract options, and the unfunded portion of exercised contract options. These priced options may or may not be exercised at the sole discretion of the customer. Most of our U.S. government contracts allow the customer the option to extend the period of performance of a contract for a period of one or more years.

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)
UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	For the three months ended
	March 27, 2015	March 28, 2014
Cash Flow Information:
Net cash used in operating activities	$(33,563)	$(29,114)
Net cash provided by (used in) investing activities	732	(4,862)
Net cash used in financing activities	(1,326)	(14,746)

Net cash used in operating activities	(33,563)	(29,114)
Less: Purchase of property and equipment, net	(173)	(5,764)
Less: Purchase of software	(417)	(184)
Free cash flow	$(34,153)	$(35,062)